Exhibit 3.60

Betty Ireland Secretary of State State Capitol Bldg. 1900 Kanawha Blvd. East Charleston, WV 25305 www.wvsos.com	WEST VIRGINIA	Penney Barker, Manager Corporations Division Tel: (304) 558-8000 Fax: (304) 558-8381 Hrs - 8:30-5:00pm business@wwvsos.com

STATEMENT OF CONVERSION

FEE: $25	of a domestic corporation to a domestic limited liability company

(form to accompany the articles of organization)

In accordance with §31D-11-1109 of the Code of West Virginia, the undersigned organization adopts the following Articles of Conversion.
(Check appropriate boxes and complete each line of the application)
1.	☑ The corporation was converted to a limited liability company

2.	The name of the corporation that converted to a limited liability company, and if it has been changed, the name under which it was originally incorporated is:

Columbia Parkersburg Healthcare System, Inc.

3.	The date of filing of its original articles of incorporation with the West Virginia Secretary of State’s Office is: March 20, 1996.

4.	The name of the limited liability company into which the corporation shall be converted is:

Columbia Parkersburg Healthcare System, LLC

5.	The following statement must be checked before the Secretary of State can approve the conversion.

☑ The conversion has been approved in accordance with the provisions of West Virginia Code §31D—11-1109. (see below)
3ID-11-1109 (b) The Board of Directors of the corporation which desires to convert under this section shall adopt a plan of conversion approving the conversion and recommending the approval of the conversion by the shareholders of the corporation. Such resolution shall be submitted to the shareholders of the corporation at an annual or special meeting. The corporation must notify each shareholder, whether or not entitled to vote of the meeting of shareholders at which the plan of conversion is to be submitted for approval. At the meeting, the plan of conversion shall be considered and a vote taken for its adoption or rejection. Approval of the plan of conversion requires the approval of all of the shareholders, whether or not entitled to vote.

6.	The requested effective date is:	☑ the date and time of filing

	[Requested date may not be earlier than filing nor later than 90 days after filing.]	☐ the following date:
7.	Contact name and number of person to reach in case of problem with filing: (optional, however, listing one may help to avoid a return or rejection of filing if there appears to be a problem with the document)

Name:	Maureen Timoney Joyce, Esq.	Phone:	615-344-9551

8.	Signature of person executing document:

/s/ Blake Watt	Attorney-in-Fact for Manager

Signature	Capacity in which he/she is signing (Example: member, manager, etc.)

Form CD-10	Issued by the WV Secretary of State	Revised 6/1/05

Betty Ireland Secretary of State State Capitol Bldg. 1900 Kanawha Blvd. East Charleston, WV 25305-0770	WEST VIRGINIA ARTICLES OF ORGANIZATION OF LIMITED LIABILITY COMPANY	Penney Barker, Manager Corporations Division Tel: (304) 558-8000 Fax: (304) 558-8381 Hours - 8:30 a.m. - 5:00 p.m. ET Control #

We, acting as organizers according to West Virginia Code §31B-2-202, adopt the following Articles of Organization for a West Virginia Limited Liability Company:

1.	The name of the West Virginia limited liability company shall be: [The name must contain one of the required terms such as “limited liability company” or abbreviations such as “LLC” or “PLLC”—see instructions for list of acceptable terms.]		Columbia Parkersburg Healthcare System, LLC

2.	The company will be an:	☑ LLC ☐	professional LLC for the profession of

3.	The address of the initial designated office of the company in WV, if any, will be: [need not be a place of the company’s business]	Street City/State/Zip:	WV

4.	The mailing address of the principal office, if different, will be:	Street/Box:	One Park Plaza

		City/State/Zip:	Nashville, TN 37203

5.	The name and address of the agent for service of process, if any, is:	Name:	CT Corporation System

		Street:	707 Virginia Street East

		City/State/Zip:	Charleston, WV 25301

	The mailing address of the above agent of process, if different, is:	Street/Box:

City/State/Zip:

6.	The name and address of each organizer:

Name	No. & Street	City, State, Zip

Galen Holdco, LLC	One Park Plaza	Nashville, TN 37203

7.	The company will be:	☑ an at-will company, for an indefinite period.

☐ a term company, for the term of years.

FFORM LLD-1	Issued by the Secretary of State, State Capitol, Charleston, WV 23505-0770	Revised 1/05

WEST VIRGINIA ARTICLES OF ORGANIZATION OF LIMITED LIABILITY COMPANY	Page 2
8.	The Company will be:

☐	member-managed. [List the name and address of each member with signature authority, attach an extra sheet if needed]	OR	☑	manager-managed, [List the name and address of each manager with signature authority, attached an extra sheet if needed.]

Name	Address	City, State, Zip
John M. Franck II	One Park Plaza	Nashville. TN 37203

R. Milton Johnson	One Park Plaza	Nashville, TN 37203

A. Bruce Moore, Jr.	One Park Plaza	Nashville, TN 37203

9.	All or specified members of a limited liability company are liable in their capacity as members for all or specified debts, obligations or liabilities of the company.	☑ NO— ☐ YES—	All debts, obligations and liabilities are those of the company.
Those persons who are liable in their capacity as members for all debts, obligations or liability of the company have consented to this in writing.
10.	The purposes for which this limited liability company is formed are as follows:

(Describe the type(s) of business activity which will be conducted, for example, “real estate,” “construction of residential and commercial buildings,” “commercial printing,” “professional practice of architecture.”)

Any lawful business permitted by the West Virginia Uniform Limited Liability Company Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing, and otherwise dealing with real property and healthcare businesses.

11.	Other provisions which may be set forth in the operating agreement or matters not inconsistent with law: [See instructions for further information; use extra pages if necessary.]

12.	The number of pages attached and included in these Articles is 2 .

13.	The requested effective date is: [Requested date may not be earlier than filing nor later than 90 days after filing.]	☑ the date and time of filing
☐ the following date: and time
14.	Contact and Signature Information:
a.	Contact person to reach in case there is a problem with filing: Maureen Timoney Joyce, Esq.

Phone # 615-344-9551

Business email address, if any:

b.	Signature of : (manager of a manager-managed company, member of a member-managed company, person organizing the company, if the company has not been formed or attorney-in-fact for an of the above.

Blake Watt	Attorney-in-Fact for Manager	/s/ Blake Watt

Name [print or type]	Title /Capacity	Signature